Exhibit 99

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Fulton Bancshares Corporation and Subsidiaries
McConnellsburg, Pennsylvania

We have reviewed the condensed consolidated balance sheet of Fulton Bancshares Corporation and Subsidiaries as of March 31, 2006, and the related condensed consolidated statements of income, comprehensive income, and cash flows for the three-month periods ended March 31, 2006 and 2005. These financial statements are the responsibility of the company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the accompanying interim financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Fulton Bancshares Corporation and Subsidiaries as of December 31, 2005, and the related consolidated statements of income, retained earnings and comprehensive income, and cash flows for the year then ended (not presented herein); and in our report dated February 16, 2006, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2005, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

/s/ SMITH ELLIOTT KEARNS & COMPANY, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC
Chambersburg, Pennsylvania
May 11, 2006